UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Axesstel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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AXESSTEL, INC.

6815 Flanders Drive, Suite 210

San Diego, California 92121

858-625-2100

www.axesstel.com

July 17, 2006

Dear Fellow Stockholder:

We are pleased to invite you to attend the 2006 Annual Meeting of Stockholders of Axesstel, Inc. to be held on Wednesday, August 16, 2006 at our offices at 6815 Flanders Drive, Suite 210, San Diego, California 92121, beginning at 10:00 a.m., local time.

Enclosed are the Notice of Annual Meeting of Stockholders and the Proxy Statement describing the business that will be acted upon at the Annual Meeting. Please vote on the business to come before the meeting, as it is important that your shares are represented. Instructions on the proxy form explain how you may vote on the Internet or by returning your proxy by mail. If you decide to attend the meeting, you may, of course, revoke your proxy and cast your vote personally.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided.

We have also enclosed a copy of Axesstel’s Annual Report on Form 10-KSB/A. We encourage you to read the Annual Report, which includes information on our products, operations and markets, as well as our audited financial statements for the fiscal year ended December 31, 2005.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Marvin Tseu

Chief Executive Officer

San Diego, California

AXESSTEL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 16, 2006

TO THE STOCKHOLDERS OF AXESSTEL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AXESSTEL, INC., a Nevada corporation (the “Annual Meeting”), will be held on Wednesday, August 16, 2006 at 10:00 a.m. local time, at our corporate offices located at 6815 Flanders Drive, Suite 210, San Diego, California 92121. At the Meeting you will be asked:

1. To elect three Class I directors to hold office until Axesstel’s 2009 annual meeting of stockholders and until the directors’ respective successors have been elected and qualified.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors has fixed the close of business on June 9, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Patrick Gray

Senior Vice President, Finance, Controller and Secretary

San Diego, California

July 17, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. YOU MAY VOTE BY USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

AXESSTEL, INC.

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

To be held August 16, 2006

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, stockholders will elect three Class I directors to serve until the 2009 annual meeting of stockholders and until their successors are elected, and vote on any other business to properly come before the meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record at the close of business on June 9, 2006, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Q:	What are the voting rights of the holders of common stock?

A:	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q:	How is a quorum determined?

A:	Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 22,655,089 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 11,327,545 votes will be required to establish a quorum.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector will separately count affirmative and negative votes, abstentions and broker non-votes. Proxies that are received but marked as abstentions (or refusals to vote) and broker non-votes (votes from shares held of record in “Street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the Annual Meeting to another date.

Q:	How do I vote?

A:	If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares. You may also vote on the Internet as explained on the enclosed proxy card.

Q:	Can I revoke my proxy later?

A:	Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)	filing a written notice of revocation with our Corporate Secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121);

(2)	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal office (see address immediately above); or

(3)	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy), although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Q:	How does the Board recommend I vote on the proposal?

A:	Our Board recommends a vote FOR each of the nominees for Class I director.

Q:	What is required to approve the proposal?

A:	Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the Annual Meeting.

Q:	What happens if I abstain from voting or my broker submits a non-vote?

A:	We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal, the shares represented by these proxies will not be treated as affirmative votes. In other words, abstentions are treated as votes cast against the proposal. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies are generally not counted for any purpose in determining whether a proposal has been approved.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be conducted at the Annual Meeting other than the proposal described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxy holders, Mike H.P. Kwon and H. Clark Hickock, to vote on those matters at their discretion.

Q:	Who will bear the costs of this solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-QSB for the third quarter of fiscal year 2006.

Q:	When are stockholder proposals due for next year’s annual meeting?

A:	The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2007 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) March 15, 2007. You should also review our Bylaws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION

ANNUAL REPORT AND AVAILABLE INFORMATION

Our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2005 accompanies this proxy statement but does not constitute a part of the proxy soliciting material. A copy of our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2005, including financial statements but without exhibits, is available without charge to any person whose vote is solicited by this proxy upon written request to our Corporate Secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121). Copies also may also be obtained through the SEC’s Web site at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders and thereafter to hold office for a three-year term and until successors of such class have been elected and qualified, subject to any such director’s earlier resignation or removal.

The terms of the current Class I directors will expire on the date of the Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board, the Board’s nominees for election by the stockholders are the current Class I members of the Board: Jai Bhagat, Osmo A. Hautanen and Dr. Seung Taik Yang. If elected, the nominees will serve as directors until the annual stockholders meeting in 2009 and until their successors are elected and qualified subject to earlier resignation or removal.

VOTE REQUIRED AND RECOMMENDATION OF OUR BOARD OF DIRECTORS

Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees for Class I directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions will have no effect on the vote. Broker non-votes are not expected to result from the vote on this proposal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR CLASS I DIRECTORS

Set forth below are the names and certain information about each of the nominees for Class I director:

Name	Age	Position(s)	Director Since	Class and Year New Term Will Expire
Jai Bhagat	59	Vice Chairman and Director	2004	Class I 2009
Osmo A. Hautanen	52	Director	2005	Class I 2009
Dr. Seung Taik Yang	66	Director	2003	Class I 2009

Jai Bhagat has served as one of our directors since August 2003. From March 2005 to September 2005, Mr. Bhagat served as Executive Chairman of U.S. Wireless Online (OTCBB: UWRL), an owner and operator of wireless internet broadband networks. In 2000, he founded AIR2LAN, Inc., a broadband service provider, and served as AIR2LAN’s Executive Chairman until its acquisition by U.S. Wireless Online in March 2005. Mr. Bhagat previously served as Chairman of “License Exempt” sector of Wireless Communications Association International, a national trade association representing the broadband wireless industry. He also served on the Southern Governors’ Association Advisory Committee on Research, Development and Technology and in 2004 was appointed by the Governor of Mississippi to serve on Momentum Mississippi, a group formed by the governor to help formulate a long-range economic development plan for Mississippi. Mr. Bhagat currently serves on the board of directors of JP Mobile, Inc., a Texas-based company that designs and markets advanced messaging software and solutions for handheld devices and wireless communications devices. Mr. Bhagat holds an M.S. in Electrical Engineering from Howard University and a B.S. in Electrical Engineering from Bits Pilani in India, and has completed an executive management program at Stanford University.

Osmo A. Hautanen has been a member of our board since November 2005. Mr. Hautanen has served as Chief Executive Officer of Magnolia Broadband, Inc., a fabless semiconductor-design company for the cellular communications industry, since 2004. From 2002 to 2003, he served as Chief Executive Officer of Fenix LLC, the holding company for Union Pacific Corporation’s extensive portfolio of technology assets. From 2000 to 2001, Mr. Hautanen was President of Americas for Philips Consumer Communications group. He is currently a member of the board of directors of Datrek Miller International, Inc., (OTC BB: DMLL.OB) a supplier of products and services to the golf industry. Mr. Hautanen holds a Bachelor of Science in Control Engineering from Technical College of Varkaus (Finland), as well as a MBA in international business from Georgia State University. He is fluent in Finnish, German and English.

Seung Taik Yang, Ph.D. has been a member of our board since August 2003. Dr. Yang is currently the President of Tongmyong University of Information Technology in Busan, South Korea. From 2001 to 2002, he served as the Minister of Information and Communications for the Republic of Korea. Prior to serving as the Minister of Information and Communications, Dr. Yang was a chair professor at Kwangwoon University and at the Information and Communications University. Dr. Yang holds a Ph.D. in Electrical Engineering from the Polytechnic Institute of Brooklyn, an M.S. in Electrical Engineering from Virginia Polytechnic Institute and a B.S. in Electrical Engineering from Seoul National University in South Korea.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOREGOING NOMINEES.

* * * * *

DIRECTORS NOT STANDING FOR ELECTION

Set forth below are the names and certain information about the Class II and Class III continuing members of the Board who are not standing for election at this year’s Annual Meeting.

Name	Age	Position(s)	Director Since	Class and Year Current Term Will Expire
Bryan B. Min	42	Chairman and Director	2005	Class II 2007
Marvin Tseu	58	Chief Executive Officer and Director	2006	Class II 2007
Mike H.P. Kwon	42	Founder, Honorary Chairman and Director	2002	Class III 2008
Åke Persson	61	Director	2004	Class III 2008

Bryan B. Min has been a member of our board since November 2005 and has served as Chairman since May 2006. Since founding Epsilon Systems Solutions, Inc. in 1998, Mr. Min, has served as Epsilon’s President and Chief Executive Officer. He is a certified nuclear engineer, served active duty in the U.S. nuclear submarine force from 1986 to 1992 and continues to serve the U.S. as a naval reserve officer. Mr. Min currently serves on the Board of Councilors for the School of Engineering for the University of Southern California and is a board member for the San Diego County’s Greater Regional Chamber of Commerce. He holds a Bachelor of Science from the University of Southern California and a Master of Science from Virginia Polytechnic and State University. Additionally, he is a graduate of the Owner/President’s Management Program at Harvard Business School and has completed business executive courses at the Wharton School of Business and the Defense Systems Management College.

Marvin Tseu was elected to our Board and appointed to serve as our Chief Executive Officer in May 2006. Mr. Tseu currently serves as Chairman of the Board and Presiding Director of Plantronics, Inc. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and a founder of Active Reasoning, Inc., an early stage private company that produces resource management software to help enterprises manage their IT operations. Since November 2001, Mr. Tseu has also been a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. Mr. Tseu holds a B.A. in economics from Stanford University.

Mike H.P. Kwon founded Axesstel California in July 2000, and has served as our Founder and Honorary Chairman since May 2006. Previously, Mr. Kwon served as our Chief Executive Officer and Chairman of the Board from August 2002 until May 2006. From 1998 to 2000, he was the Vice President of Sales at Neopoint, Inc., a developer and manufacturer of wireless application protocol-enabled handsets. Mr. Kwon holds a B.A. in Business Administration from Rutgers University

Åke Persson has been a member of our Board since November 2004. From 1999 until his retirement in February 2004, Mr. Persson was the President of Ericsson’s CDMA Systems Business Unit and President of Ericsson Wireless communications Inc. in San Diego. Between 1970 and 1999, he held various other executive marketing and sales positions with the global Ericsson organization. Mr. Persson holds a B.S. in Theoretical Physics and Mathematics from the University of Uppsala, Sweden.

There are no family relationships among any of our executive officers and directors.

DIRECTOR COMPENSATION

Each of our non-employee directors is compensated in the amount of $7,500 per calendar quarter. Commencing effective July 1, 2006, any non-employee director serving as Chairman of the Board is paid an additional $7,500 per calendar quarter, and the director serving as Chairman of the Audit Committee is paid an additional $2,500 per calendar quarter. It is also our policy to reimburse our directors for their reasonable out-of-pocket expenditures.

Each non-employee director is entitled to an award of 45,000 restricted shares of our common stock on the date of the election of such director to the Board or upon a later date of acceptance. One-third of these shares vest on the date of grant, and an additional one-third of these shares will vest on each of the first and second anniversaries of the date of grant. In addition, on the third anniversary of joining the board and each subsequent anniversary, each then-serving non-employee director will receive a fully vested option to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant and expiring ten years after the date of grant, subject to earlier termination as provided in the 2004 Equity Incentive Plan, but will vest as if the shares were granted on the date of the appointment or election of such director to the board or the later date of acceptance, if applicable. Commencing effective July 1, 2006, any non-employee director serving as our Board’s Chairman will also receive an additional award of 45,000 restricted shares of common stock, which will vest as to 15,000 shares on the date of his commencement in the capacity of Chairman of the Board and 15,000 shares on each of the first and second anniversary of that date, provided the Chairman has continually served in that capacity during that period of time. The Chairman will also receive an additional option to purchase 15,000 shares of common stock to be granted on each anniversary of such director’s election as Chairman commencing on the third anniversary of such election and continuing for so long as the director continues to serve as Chairman. See the description of our 2004 Equity Incentive Plan in “Stock Incentive Plans” below.

On March 18, 2005, our board approved an arrangement with Mr. Åke Persson, a director and then member of our Audit Committee and Compensation Committee, under which Mr. Persson provided consulting services to our company and for which he received additional compensatory fees totaling $60,000. These services were not rendered by Mr. Persson in his capacity as a member of the Audit Committee, the Board, or any committee of the Board.

BOARD AND COMMITTEE MATTERS AND CORPORATE GOVERNANCE MATTERS

BOARD STRUCTURE AND MEETINGS

During our fiscal year ended December 31, 2005, the Board of Directors held 12 meetings. During this period, all of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. Our directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors attended last year’s annual meeting.

Our Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, and the Nomination and Governance Committee. Each of these committees has a written charter approved by our Board of Directors. The charters, which have been filed with the Securities and Exchange Commission, can be viewed by visiting our website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance. The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating & Governance Committee
Jai Bhagat	CHAIR	•	•	CHAIR

Osmo A. Hautanen

Mike H.P. Kwon

Bryan B. Min

Åke Persson	•		•	•

Marvin Tseu

Dr. Seung Taik Yang		CHAIR

INFORMATION REGARDING COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee, among other things:

•	Oversees the accounting and financial reporting processes of our company and the audits of the financial statements of our company;

•	Serves as an independent and objective party to monitor our company’s policies for internal control systems;

•	Retains the independent auditors, reviews and appraises their independence, qualifications and performance, and approves the terms of engagement for audit service and non-audit services;

•	Provides an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors; and

•	Administers our whistleblower protection policy.

The audit committee held 12 meetings during the last fiscal year.

See “Report of the Audit Committee” contained elsewhere in this proxy statement. The Board has determined that Mr. Bhagat, the Audit Committee Chair, qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable listing standards of the American Stock Exchange. The Audit Committee operates under a written charter that complies with applicable SEC and American Stock Exchange requirements, which was amended and restated effective June 16, 2005, and is included as Appendix A to this Proxy Statement.

Compensation Committee

The Compensation Committee, among other things:

•	Reviews and approves performance goals and objectives for executive officers, and recommends to the board of directors the compensation level of our executive officers;

•	Reviews and makes recommendations to our board of directors with respect to our equity incentive plans;

•	Administers and makes grants under our 2004 Equity Incentive Plan; and

•	Establishes and reviews general policies relating to compensation and benefits of our employees.

This committee held eight meetings during the last fiscal year.

See the “Report of the Compensation Committee” contained elsewhere in this proxy statement. The members of the Compensation Committee are all independent directors under applicable American Stock Exchange rules. The Compensation Committee operates under a written charter previously filed with the Securities and Exchange Commission. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.”

Executive Committee

The Executive Committee, among other things:

•	Acts, only when necessary, in place of the Board during the intervals between Board meetings when a telephonic meeting of the full the full Board to decide matters at hand is impractical;

•	Has the full authority and power of the Board in management of our company, however, it does not have the power (i) to take any actions which have been specifically delegated to any other committee of the Board, or (ii) to take actions with respect to:

•	the declaration of dividends or the making of any other distribution to the stockholders of our company;

•	the issuance of stock, bonds, debentures or the borrowing of moneys except within limits expressly approved by our Board;

•	the amendment of our Articles of Incorporation (except to the extent of filing a Certificate of Designation in connection with the establishment of a series or class of Preferred Stock or a Certificate of Change in connection with a change to the our resident agent or registered office);

•	amending, repealing or otherwise modifying the Bylaws, this Charter or any resolution or resolutions of the Board designating the Committee;

•	filling vacancies and newly created directorships on the Board;

•	removing directors from the Board;

•	mergers and consolidations;

•	the sale, lease or exchange of all or substantially all of our assets;

•	the dissolution of our company; or

•	any action requiring the approval of stockholders.

This committee held two meetings during the last fiscal year.

The Executive Committee operates under a written charter previously filed with the Securities and Exchange Commission. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.

Nominating and Governance Committee

The Nominating and Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board and committees of our Board;

•	conducts searches for appropriate directors;

•	evaluates the performance of our Board and of individual directors;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our Board concerning corporate governance matters.

This committee held six meetings during the last fiscal year.

The members of the Nominating and Governance Committee are all independent directors under applicable American Stock Exchange rules. The Nominating and Governance Committee operates under a written charter previously filed with the Securities and Exchange Commission. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.”

BOARD MEMBER INDEPENDENCE

Our Board has affirmatively determined that, except as noted below, all of the members of our Board are “independent” under the criteria established by the American Stock Exchange for independent board members. In addition, our board of directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership.

Marvin Tseu, our Chief Executive Officer, and Mike H.P. Kwon, our Founder and Honorary Chairman, are not considered independent because they are currently our employees.

CORPORATE GOVERNANCE

Our policies and practices reflect corporate governance initiatives that are designed to be compliant with the listing standards of the American Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the members of our Board are independent of our company and our management;

•	All members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are independent;

•	The independent members of our Board meet regularly without the presence of management;

•	We have a clear code of ethics that applies to our principal executive officers, our directors and all of our employees, and is monitored by our audit committee;

•	The charters of the committees of our Board clearly establish respective roles and responsibilities of each committee; and

•	We have a hotline available to all employees, and our audit committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.

BOARD EFFECTIVENESS

It is important that the Board and its committees are performing effectively and in the best interests of Axesstel and its stockholders. Toward that end, the Board performs an annual self-assessment, led by the Chair of the Nominating and Governance Committee, to evaluate its effectiveness in fulfilling its obligations.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Our directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors attended our 2005 annual meeting.

EXECUTIVE SESSIONS

Our independent directors meet in executive session without management present at least twice a year.

CODE OF ETHICS

Our Board adopted a “Code of Ethics for Directors, Officers and Employees” that applies to our directors and all employees, including our executive officers. Our Code of Ethics can be found on the Investor Relations section of our website at www.axesstel.com. In the event we make any amendments to, or grant any waivers of, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on our next periodic report.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Nominating and Governance Committee believes that new candidates for director should be evaluated according to certain guidelines, including having the knowledge, capabilities, experience and contacts that complement those currently existing within our company; ability and qualifications to provide our management with an expanded opportunity to explore ideas, concepts and creative approaches to existing and future issues, and to guide management through the challenges and complexities of building a quality company; ability to meet contemporary public company board standards with respect to general governance; stewardship, depth of review, independence, financial certification, personal integrity and responsibility to stockholders; genuine desire and availability to participate actively in the development of our future; and an orientation toward maximizing stockholder value in realistic time frames. The committee also intends to consider for new board members such factors as ability to contribute strategically through relevant industry background and experience, on either the vendor or the end user side; strong current industry contacts; ability and willingness to introduce and open doors to executives of potential customers and partners; independence from our company and current board members; and a recognizable name that would add credibility and value to our company and its stockholders. The committee may modify these guidelines from time to time.

Evaluating Nominees for Director

The Nominating and Governance Committee reviews candidates for director nominees in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee currently considers, among other factors, diversity, age, skills, and such other factors as it deems appropriate given the current needs of our Board of Directors and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to our company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent, which determination is based upon applicable listing standards of the American Stock Exchange, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our board of directors by majority vote. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Nominations

The Nominating and Governance Committee applies the same guidelines (described above) to stockholder nominees as applied to nominees from other sources. Any stockholder who wishes to recommend for the Nominating and Governance Committee’s consideration a prospective nominee to serve on our Board of Directors may do so by giving the candidate’s name and qualifications in writing to our Chairman of the Board at the following address: Axesstel, Inc., 6815 Flanders Drive, Suite 210, San Diego, California 92121.

COMMUNICATIONS WITH DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with our Board of Directors. The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the Secretary by mail to our offices, 6815 Flanders Drive, Suite 210, San Diego, CA 92121. This centralized process will assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for the Board’s consideration.

EXECUTIVE OFFICERS

Set forth below are the names and certain information about our current executive officers.

Name	Age	Position(s)	Officer Since
Marvin Tseu	58	Chief Executive Officer	2006
H. Clark Hickock	51	Chief Operating Officer	2005
Patrick Gray	45	Senior Vice President Finance, Controller and Secretary	2004

Marvin Tseu was appointed to serve as our Chief Executive Officer in May 2006. See his biography above.

H. Clark Hickock joined Axesstel in May 2005 as Chief Operating Officer and is responsible for all areas of operations including global contract manufacturing, supply chain, procurement, quality control and product cost reduction and new product introductions. From 2004 to 2005, Mr. Hickock was Executive Vice President (EVP) of Global Operations for Cherokee International Corporation, responsible for operations and supply chain management in the U.S., Mexico, China and Europe. From 1994 to 2004, Mr. Hickock served as EVP of Global Operations for REMEC, Inc., where he managed an international team of over 4,000 in the manufacturing services business unit, new product introduction, and supply chain. From 1978 to 1994, Mr. Hickock was Director of Materials of E-systems Inc., an aerospace and defense division of Raytheon Company, where he managed the material and subcontract department. Mr. Hickock holds a B.A. from the University of Texas.

Patrick Gray joined Axesstel in March 2004. From 1996 to 2004, he performed various finance and accounting roles including serving as VP-Corporate Controller and VP-Controller of Global Operations at REMEC Inc. Mr. Gray holds an M.B.A. from Pepperdine University and a B.S. in Business Administration with a concentration in accounting from California State University, Northridge.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended December 31, 2005, 2004 and 2003. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2005.

Name and Principal Position	Fiscal Year	Annual Compensation							Long-Term Compensation Awards
		Salary ($)		Bonus ($)		Other Annual Compensation ($)			Restricted Stock Awards ($)		Securities Underlying Options / Warrants	All Other Compensation ($)
Mike H.P. Kwon Chairman and Chief Executive Officer	2005		$330,150		$—		$3,912,188	(5)		$—	300,000		$—
	2004		$265,000		$—		$17,778	(6)		$—	—		$—
	2003		$243,000		$60,000		$15,709	(6)		$—	—		$—

H. Clark Hickock(1) Chief Operating Officer	2005		$160,064		$—		$7,000	(6)		$38,000	270,000		$—

David L. Morash(2) President and Chief Financial Officer (former)	2005 2004	$ $	235,269 178,000	$ $	— —	$ $	53,120 9,000	(7) (6)	$ $	— —	100,000 500,000	$ $	431,620 —	(8)

Lixin Cheng(3) Chief Sales Officer (former)	2005 2004	$ $	224,018 160,042	$ $	— —	$ $	9,725 5,633	(6) (6)	$ $	— 64,500	— 250,000	$ $	— —

Patrick Gray(4) Senior Vice President Finance and Controller	2005 2004	$ $	165,000 103,278	$ $	1,575 —	$ $	— —		$ $	— —	— 100,000	$ $	— —

(1)	Mr. Hickock commenced employment in April 2005.
(2)	Mr. Morash was employed by our company in November 2004 and resigned from his position as President and Chief Financial Officer effective December 5, 2005. See “Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements” for information concerning certain severance arrangements between Mr. Morash and our company.
(3)	Mr. Cheng was employed by our company in January 2004 and resigned from his position as Chief Sales Officer effective July 15, 2006. See “Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements” for information concerning certain severance arrangements between Mr. Cheng and our company.
(4)	Mr. Gray commenced employment in February 2004.
(5)	Other annual compensation consists of an automobile allowance of $17,940, stock warrant and stock option exercises of $3,878,078 and life insurance coverage of $16,170.
(6)	Other annual compensation consists of an automobile allowance.
(7)	Other annual compensation consists of an automobile allowance of $11,500 and life insurance coverage of $41,620.
(8)	All other compensation consists of severance benefits.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information with respect to stock options granted to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2005, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of our future common stock price. There can be no assurance that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock and overall stock market conditions.

In the fiscal year ended December 31, 2005, we granted options to purchase up to an aggregate of 1,120,500 shares of our common stock to employees, directors and consultants. All options have a term of ten years. The percentage of total options granted is based upon an aggregate of 1,120,500 options granted during 2005.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
					5%	10%
Mike H.P. Kwon	300,000	27%	$3.41	6/16/15	$642,000	$1,629,000
David L. Morash	100,000	9%	$3.41	6/16/15	$214,000	$543,000
Lixin Cheng	—	—	—	—	—	—
H. Clark Hickock	270,000	24%	$3.35	4/28/15	$569,700	$1,441,800
Patrick Gray	—	—	—	—	—	—

(1)	Effective December 29, 2005, we accelerated the vesting schedules for all stock options outstanding as of that date. The exercise price of each option shown in the table was the fair market value on the date of grant, and all options have ten-year terms.
(2)	The potential realizable value is calculated based on the original option term and the assumption that the market value of the underlying stock increases at the stated values, compounded annually over the term of the option. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. These assumed rates of appreciation do not represent our estimate or projection of the appreciation of our common stock, and actual gains will depend on the future performance of our common stock.

OPTION EXERCISES AND FISCAL 2005 YEAR-END VALUES OF UNEXERCISED OPTIONS

The following table sets forth information concerning options exercised and unexercised warrants and options held for the individuals named in the Summary Compensation Table their as of December 31, 2005.

Aggregate Option Exercises in Last Fiscal Year and Values at December 31, 2005

Name	Shares Acquired or Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised in the Money Options at 12/31/05(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mike H.P. Kwon	1,056,697	$3,878,078	518,151	—	$166,796	—
Lixin Cheng	—	—	250,000	—	—	—
H. Clark Hickock	—	—	270,000	—	—	—
Patrick Gray	—	—	100,000	—	—	—

(1)	Effective December 29, 2005, we accelerated the vesting schedules for all stock options outstanding as of that date.
(2)	Based on a fair market value of $1.13 per share on December 30, 2005, the last reported sale price of our common stock, as reported on Amex, on that date.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

Mike H.P. Kwon

On January 5, 2004, we entered into an employment agreement with Mike H.P. Kwon under which Mr. Kwon was employed as our Chief Executive Officer. The agreement provided for a base salary of $265,000, which was subsequently increased to $360,000. Under the agreement, Mr. Kwon was eligible for an annual performance bonus under the terms of our incentive compensation plans that may be adopted from time to time. Mr. Kwon was also entitled to a vehicle allowance of $1,490 per month, and we were obligated to obtain and maintain one or more life insurance policies for Mr. Kwon, payable to his designated beneficiaries, with an aggregate death benefit of $5,000,000. The agreement also included a termination provision stating that if we terminated Mr. Kwon’s employment without cause, or if Mr. Kwon terminates his employment for good reason, we would be obligated to pay to Mr. Kwon a severance benefit equivalent to 18 months base salary in one lump-sum payment, and all of his outstanding stock options and any other equity awards granted to him would immediately vest in full. The agreement also provided that Mr. Kwon would be included on the recommended slate of directors nominated for election at our annual stockholder meetings so long as Mr. Kwon served as our Chief Executive Officer. Mr. Kwon resigned as Chief Executive Officer effective May 16, 2006. The benefits received by Mr. Kwon in connection with his resignation as Chief Executive Officer are described below under “Termination of Employment.”

Also on May 16, 2006, we entered into an offer of employment under which Mr. Kwon serves as our Founder and Honorary Chairman, with responsibility for corporate development and strategic customer relationships. The letter provides that Mr. Kwon will receive an annual base salary of $360,000 and a monthly car allowance of $1,500. Mr. Kwon continues to be eligible participate in our incentive bonus program and our other employee benefit programs.

H. Clark Hickock

We entered into a letter agreement, dated as of April 27, 2005, with Mr. H. Clark Hickock pursuant to which Mr. Hickock joined us as an employee in April 2005, and assumed full duties as our Chief Operating Officer in

May 2005. The agreement provided for a base salary of $250,000 and the grant of options to purchase 270,000 shares of our common stock and a restricted stock award of 30,000 shares of our common of which 10,000 shares were granted on May 23, 2005 and May 23, 2006. Mr. Hickock also receives a vehicle allowance of $1,000 per month. The agreement includes a termination provision stating that if we terminate Mr. Hickock’s employment without cause, we will be obligated to pay Mr. Hickock a severance benefit equivalent to 12 months’ base salary.

Lixin Cheng

We entered into a letter agreement, dated as of December 22, 2003, with Mr. Cheng under which Mr. Cheng became our Executive Vice President beginning in January 2004. The letter agreement originally provided for a base salary of $167,000, the grant of 30,000 shares of our common stock and the grant of an option to purchase 200,000 shares of our common stock. In December 2004, the compensation committee voted to increase Mr. Cheng’s current annual base salary to $192,000 as of December 31, 2004, and the committee granted to Mr. Cheng an additional option to purchase 50,000 shares of our common stock. In June 2005, we entered into a subsequent letter agreement with Mr. Cheng pursuant to which he assumed the title of Chief Sales Officer and President of the fixed wireless group. Under the agreement, which superseded Mr. Cheng’s previous employment arrangement, he receives an annual salary of $250,000 and is eligible to receive an executive level bonus in accordance with our Incentive Bonus Plan, as determined by our board of directors and chief executive officer, and receives a vehicle allowance of $1,000 per month. The letter agreement also provides that if we terminate Mr. Cheng’s employment without cause, he will receive 12 months of his then-current salary in a lump-sum payment and vesting of his prior stock option grants to purchase common stock will automatically vest with respect to all shares up to an aggregate of 250,000 shares. On June 30, 2006, we entered into a Separation Agreement with Mr. Cheng terminating his employment effective July 15, 2006. The benefits to be received by Mr. Cheng in connection with the termination of his employment are described below under “Termination of Employment.”

Patrick Gray

We entered into a letter agreement, dated as of February 11, 2004, with Mr. Gray under which Mr. Gray is employed as Vice President, Controller. The letter agreement originally provided for a base salary of $130,000 and the grant of an option to purchase 50,000 shares of our common stock. In December 2004, the compensation committee voted to increase Mr. Gray’s current annual base salary to $165,000 as of December 31, 2004, and the committee granted to Mr. Gray an additional option to purchase 50,000 shares of our common stock. In December 2005, Mr. Gray assumed the position of Senior Vice President Finance and Corporate Controller, and the compensation committee approved an increase of Mr. Gray’s annual base salary to $190,000 and payment of a monthly vehicle allowance of $1,000.

Marvin Tseu

On May 16, 2006, we entered into an employment agreement with Mr. Tseu pursuant to which he is employed as our Chief Executive Officer. The agreement provided for (i) a sign-on bonus of $50,000; (ii) an annual base salary of $350,000; and (iii) a performance bonus opportunity targeted at $250,000 annually. Mr. Tseu was also granted, effective May 16, 2006, an option to purchase 700,000 shares of our common stock at an exercise price equal to $1.16 (the per-share closing price of our common stock on the date of grant), which shall vest as to one-third of the shares on the first anniversary of the grant and one-twelfth of the shares each quarter thereafter until the option is fully vested. He is also eligible to participate in our employee benefit programs.

David L. Morash

In November 2004, we entered into an employment agreement with David Morash under which Mr. Morash was employed as our President and Chief Operating Officer. The agreement provided for a base salary of $180,000, which was increased in accordance with the agreement to $260,000 upon the completion of our public offering in March 2005, and for Mr. Morash to be eligible for an annual performance bonus under the terms of our incentive compensation plans adopted from time to time. Mr. Morash was also entitled to a vehicle allowance of $1,000 per month, and we agreed to obtain and maintain one or more life insurance policies for Mr. Morash, payable to his designated beneficiaries, with an aggregate death benefit of $5,000,000. The agreement also included a termination provision stating that if we terminated Mr. Morash’s employment without cause, or if Mr. Morash terminated his employment for good reason, we would be obligated to pay to Mr. Morash a severance benefit equivalent to 18 months base salary in one lump-sum payment, and all of his outstanding stock options would immediately vest in full. Mr. Morash resigned as our President and Chief Financial Officer effective December 5, 2005. The benefits received by Mr. Morash in connection with his resignation are described below under “Termination of Employment.”

INCENTIVE BONUS PLAN

Our Board of Directors adopted and approved the Incentive Bonus Plan for Employees of Axesstel, Inc. in August 2004, which we refer to as our Incentive Bonus Plan. Under the Incentive Bonus Plan, all of our employees who work for us for at least 180 consecutive days and are employed at the date of the bonus payment will be eligible for a yearly cash bonus. For each fiscal year, a bonus pool can be determined by our compensation committee using a formula pre-approved by our board of directors. No bonuses have paid from the Incentive Bonus Plan in 2005. The Compensation Committee has not established bonus targets for 2006.

STOCK INCENTIVE PLANS

As of December 31, 2005, we had an aggregate of 893,754 shares of common stock available for issuance under our stock incentive plans. In addition, we assumed stock options and compensatory stock warrants exercisable for an aggregate of 4,382,565 shares in connection with our acquisition of Axesstel California, 145,784 of which were outstanding as of December 31, 2005. The following is a description of our plans.

EQUITY INCENTIVE PLAN

The 2004 Equity Incentive Plan, which we refer to as our 2004 Equity Plan, was adopted by our board of directors in September 2004 and by our stockholders in November 2004. As of December 31, 2005, 325,000 restricted shares of common stock and options to purchase 1,467,500 shares of our common stock have been granted pursuant to the 2004 Equity Plan.

Share Reserve. Under the 2004 Equity Plan, we have initially reserved for issuance an aggregate of 4,093,842 shares. The Prior Plans discussed below are longer available for new grants, and the initial share reserve under the 2004 Equity Plan is adjusted downward to the extent that shares are issued upon exercise of options under the Prior Plans. Subject to a maximum of 11,593,842 shares that can be subject to the 2004 Equity Plan in the aggregate, the number of shares subject to the 2004 Equity Plan will increase each year by the least of:

•	three percent of our then outstanding shares;

•	750,000 shares; or

•	a number of shares determined by the board.

Administration. The 2004 Equity Plan may be administered by the Board or a committee of the Board. In the case of awards intended to qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the administrator, and an exchange program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type, which may have lower exercise prices and different terms. Our board has delegated administration of the 2004 Equity Plan to our compensation committee.

Eligibility. Awards under the 2004 Equity Plan may be granted to any of our employees, directors or consultants or those of our affiliates.

Options. With respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant’s service with us for any reason, including death or disability.

Stock Appreciation Rights. We may pay the appreciation either in cash, shares of our common stock with equivalent value, other property or some combination of the foregoing, as determined by the administrator.

Cash Awards. The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations.

Adjustments upon Merger or Change in Control. The 2004 Equity Plan provides that in the event of a merger with or into another corporation or a “change in control,” including the sale of all or substantially all of our assets, and certain other events, our board (or a committee of the board) may, in its discretion, provide for some or all of:

•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination. The administrator has the authority to amend, alter or discontinue the 2004 Equity Plan, subject to the approval of the stockholders, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

OTHER PLANS

Prior Plans

Prior to the adoption of the 2004 Equity Plan, our Board adopted three stock option plans reserving a total of 2,893,842 shares, which we refer to as the Prior Plans. The Prior Plans were adopted on September 16, 2002 (911,671 shares), March 5, 2003 (982,171 shares) and September 29, 2003 (1,000,000 shares). Options with respect to 1,465,391 shares are outstanding under the Prior Plans as of December 31, 2005. Each of these plans provides for the issuance of non-statutory stock options to our employees, directors and consultants, with an exercise price equal to the fair market value of our common stock on the date of grant. All options granted under the Prior Plans vested quarterly over three years. Our Board delegated authority to grant options under the Prior Plans to a special stock option committee consisting of one director, Mike H.P. Kwon. Mr. Kwon did not however have authority to grant options to himself. In late 2002 and early 2003, the stock option committee issued options for 164,000 shares to certain employees at a price below fair market value to satisfy promises made to such employees. These grants were subsequently ratified by our full board of directors. No additional options may be granted under the Prior Plans.

Assumed Options and Warrants

In connection with our acquisition of Axesstel California, we assumed stock options and warrants granted to employees, directors and consultants for an aggregate of 4,382,565 shares. As of December 31, 2005, 145,784 of these options and warrants remain outstanding. Our Board of Directors determined to accelerate the vesting of all outstanding options upon our assumption of those options.

TERMINATION OF EMPLOYMENT

David L. Morash

Mr. Morash resigned as President and Chief Financial Officer on December 2, 2005. Upon his departure, he entered into a Separation Agreement and General Release concerning the severance benefits to which he was entitled in accordance with the terms of his employment agreement. These benefits included (i) payment of a lump sum equal to 18 months’ base salary; (ii) payment on his behalf of premiums necessary to continue his health coverage for a period of up to 18 months or until he became eligible under a new plan; and (iii) payment on his behalf of the next annual premium required to maintain his life insurance coverage. In addition, all outstanding stock options awarded to Mr. Morash were vested in full and will remain outstanding and exercisable for the full term of each award.

Mike H.P. Kwon

On May 16, 2006, we entered into a separation and general release agreement (“Separation Agreement”) with Mr. Kwon pursuant to which his employment as our Chief Executive Officer and his Employment Agreement dated as of January 5, 2004 was terminated. Under the Separation Agreement and in exchange for a general release of claims, Mr. Kwon was entitled to receive a lump sum payment of $540,000, less applicable taxes (“Separation Payment”), and all outstanding stock options and other equity awards issued to Mr. Kwon were vested in full and became immediately exercisable and will remain so for the remainder of the respective terms of each such award. Concurrent with the effectiveness of the Separation Agreement, Mr. Kwon loaned to us the principal sum of $346,950, an amount equal to the Separation Payment less applicable withholding taxes, under the terms of a promissory note dated May 16, 2006 (“Note”). The principal balance under the Note bears interest at the Prime Rate plus one percent and all amounts outstanding under the Note are due and payable on the earlier of the date Mr. Kwon’s employment with us is terminated, whether voluntarily or involuntarily, or May 15, 2008.

Also on May 16, 2006, we entered into a new offer of employment with Mr. Kwon which is described above in “Employment Contracts.”

Lixin Cheng

On June 30, 2006, we entered into a separation and general release agreement with Mr. Cheng and agreed to terminate his employment as our Chief Sales Offer effective July 15, 2006. On that date, we have agreed to provide him with the following severance benefits: (i) payment of a lump sum equal to 12 months’ base salary and car allowance; (ii) payment on his behalf of premiums necessary to continue his health coverage for a period of up to 12 months or until he became eligible under a new plan; and (iii) retention of his personal computer and cell phone. In addition, all outstanding stock options awarded to Mr. Cheng will remain outstanding and exercisable until March 31, 2007.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION*

The Compensation Committee of our Board of Directors is comprised of independent non-employee directors and operates pursuant to a written charter. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.” The Compensation Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of Axesstel’s executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, including our chief executive officer, and sets salary levels.

COMPENSATION PHILOSOPHY

Axesstel’s overall executive compensation philosophy is based on the following objectives:

•	to offer competitive levels of total compensation that will effectively support Axesstel’s ability to attract, retain and reward experienced and talented executive officers;

•	to link executive compensation to Axesstel’s performance and the interests of Axesstel’s stockholders on a long-term basis;

•	to structure equity-based plans that balance executive compensation and the creation of stockholder value in order to unify the financial interests of Axesstel’s executive officers and stockholders; and

•	to offer a compensation program with elements that appropriately reward individual contribution and participation to Axesstel’s comprehensive business results.

COMPENSATION PROGRAM

Total compensation for Axesstel’s executive officers includes base salary and may include performance bonuses, executive perquisites and participation in Axesstel’s employee benefit plans. The Compensation Committee reviews compensation data prepared by Axesstel’s management and third party reports and surveys to compare Axesstel’s compensation package with that of similarly-sized companies operating in Axesstel’s industry and geographic area.

Base Salary. The policy of the Compensation Committee is to offer sufficient compensation to attract, retain and reward experienced and talented executive officers. To meet this goal, initial salaries are based on negotiations between Axesstel and the particular executive officer, subject to review by the Compensation Committee. This review takes into account the candidate’s experience and credentials and the current market conditions. Base salaries of executive officers are also reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from management, (ii) individual performance of executive officers for the previous fiscal year, (iii) Axesstel’s financial results for the previous year, (iv) Axesstel’s financial condition and (v) reports to the Compensation Committee from the compensation surveys concerning competitive salaries, scope of responsibilities of the officer position and levels paid by similarly-sized companies in Axesstel’s industry and geographic area. Our Chief Executive Officer does not make recommendations regarding his own compensation.

Cash Bonus. The amount of the performance bonus paid to an executive officer is dependent upon Axesstel attaining appropriate established business targets and corporate performance goals and the performance of the individual executive officer. The Compensation Committee believes that this type of bonus program properly aligns the interests of Axesstel’s executive officers with the interests of stockholders. Axesstel did not meet its

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

targeted corporate performance goals for fiscal 2005, and accordingly no cash bonuses were awarded to executive officers during the period. Cash bonuses received by Patrick Gray during the period totaled $1,575 and were awarded prior to Mr. Gray becoming an executive officer.

Stock Options and Restricted Stock Grants. The Compensation Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore has made periodic grants of stock options and awards of restricted stock under Axesstel’s 2004 Equity Incentive Plan. The options are granted at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to Axesstel’s executive officers and other employees, both as a reward for past individual and corporate performance as well as long-term incentive for future performance. To assist Axesstel in retaining and motivating key employees, option grants historically have vested over a four-year period from the date of grant. However, on December 29, 2006, the Compensation Committee elected to accelerate the vesting of all outstanding stock options. The decision to accelerate vesting was based primarily on two factors. First, the acceleration allowed Axesstel to avoid compensation expense in fiscal 2006 which would have come in to effect under revisions to generally accepted accounting principals. Second, the Compensation Committee considered that half of the outstanding options are at exercise prices between $3.00 and $4.68 per shares (with the weighted average exercise price for the outstanding options being $2.54), while the fair market value of our common stock on December 31, 2005 was $1.13. See “Option Grants in Last Fiscal Year.”

Severance Plan Actions. Executive officers whose employment was involuntarily terminated in 2005 and 2006 received payments as provided under each such executive officer’s termination of employment arrangements with Axesstel, as described above under “Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements,” and in some cases received more benefits than were otherwise payable pursuant to such arrangement. In the case of Mr. Morash these additional benefits included the agreement to continue paying of certain health and life insurance benefits and the retention of his computer and cellular telephone. In the case of Mr. Cheng, these additional benefits included the agreement to continue paying his car allowance and certain health insurance benefits, the extension of his option agreements to March 31, 2007 and the retention of his computer and cellular telephone. The Compensation Committee reviewed all proposed severance arrangements.

COMPENSATION FOR OUR CHIEF EXECUTIVE OFFICER

The Compensation Committee believes that the total compensation of Axesstel’s Chief Executive Officer should be largely based upon the same policies and criteria used for other executive officers. Each year the Compensation Committee reviews the Chief Executive Officer’s compensation arrangement, the individual performance for the calendar year under review, as well as Axesstel’s performance. The Compensation Committee approved the salary of Mike H.P. Kwon, who served as Axesstel’s Chief Executive Officer during the 2005 fiscal year.

SECTION 162(M) OF THE INTERNAL REVENUE CODE LIMITATIONS ON EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the tax deductions a public corporation may take for compensation to its named executive officers to $1 million per executive per year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has determined that stock options granted under Axesstel’s 2004 Equity Incentive Plan with an exercise price at least equal to the fair market value of Axesstel’s common stock on the date of grant constitute “performance-based compensation.” Axesstel’s stockholders previously approved this plan which exempts any compensation recognized by a named executive officer as a result of the grant of such a stock option from the application of Section 162(m).

CONCLUSION

It is the opinion of the Compensation Committee that the aforementioned compensation policies and structures provide the necessary incentives to properly align Axesstel’s financial performance and the interests of its stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

Submitted by the Compensation Committee of the Board

COMPENSATION COMMITTEE

Dr. Seung Taik Yang (Chair)

Jai Bhagat

PERFORMANCE GRAPH

The following graph compares the performance of the Company for the period commencing August 31, 2002 (the date the Company initiated trading as a public company) and December 31, 2005 with the performance of the Amex market index, the Nasdaq Telecommunications index and the RDG Technology Composite index.

	Cumulative Total Return
	8/02	12/02	12/03	12/04	12/05
AXESSTEL, INC.	100.00	180.72	150.60	195.78	68.07
AMEX MARKET VALUE (U.S.)	100.00	95.81	141.46	171.90	173.78
NASDAQ TELECOMMUNICATIONS	100.00	76.08	96.54	104.14	103.57
RDG TECHNOLOGY COMPOSITE	100.00	101.41	149.98	154.41	159.13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH WISTRON NEWEB CORPORATION

We use Wistron NeWeb Corporation (“WNC”) as our principal contract manufacturer. During 2005, we received $75.5 million of product from WNC. During this period, we paid $81.6 million to WNC, and the amount payable at December 31, 2005 was $7.5 million. As of December 31, 2005, WNC owned 2.4% of our outstanding common stock. In addition, Mr. Haydn Hsieh, a member of our Board during 2005 who resigned from the Board in May 2006, is also the President and Chief Executive Officer of WNC. In October 2004, WNC sold 500,000 shares of common stock to private equity funds managed by ComVentures.

RELATIONSHIP WITH COMVENTURES

In October 2004, we sold 833,334 shares of our common stock to ComVentures at a purchase price of $3.60 per share and, together with concurrent purchases by ComVentures of an additional 1,200,000 shares from existing stockholders; ComVentures became the beneficial owner of approximately 20% of our common stock at that time. In February 2005, we entered into an agreement to sell 270,271 shares of our common stock to ComVentures. The agreement provided for a purchase price of $3.70 per share, which resulted in cash proceeds of $1.0 million. ComVentures and its affiliates purchased additional shares in 2005, and as of December 31, 2005, beneficially owned 3,817,105 shares of our common stock, or 16.9% of our outstanding common stock. Roland Van der Meer, a partner with ComVentures, served as a member of our Board from December 2005 until May 2006.

AGREEMENTS WITH OFFICERS AND DIRECTORS

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

PRINCIPAL ACCOUNTANT AUDIT FEES AND SERVICES FEES

We have selected Gumbiner Savett, Inc. (“Gumbiner”) as our independent registered public accounting firm for 2006. The Audit Committee of the Board intends to meet with the auditor in August 2006 to discuss the terms of the audit engagement for fiscal 2006. Gumbiner was our principal accountant since September 2003 and was our principal accountant for the fiscal year ended December 31, 2005. Representatives from Gumbiner have been invited to attend the Annual Meeting. If they attend, they will be provided the opportunity to make a statement if they desire to do so, and are expected to be available to answer appropriate questions.

The following table sets forth the aggregate fees billed for services from January 1, 2004 to December 31, 2004 by Gumbiner:

Audit Fees	$258,625
Audit Related Fees	$—
Tax Fees	$45,000
All Other Fees	$—

Total	$303,625

The following table sets forth the aggregate fees billed for services from January 1, 2005 to December 31, 2005 by Gumbiner:

Audit Fees	$323,955
Audit Related Fees	$—
Tax Fees	$89,300
All Other Fees	$—

Total	$413,255

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of our Board of Directors is comprised entirely of independent directors who meet the independence requirements of the American Stock Exchange and the Securities and Exchange Commission. Our board of directors has adopted a written charter for the Audit Committee, which was revised during fiscal year 2005. A copy of the Charter is attached to this proxy statement as Appendix A and can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.” The Audit Committee believes that it has satisfied its responsibilities under the charter for fiscal year 2005.

The Audit Committee oversees Axesstel’s financial reporting process on behalf of our Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Axesstel’s independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting.

In performing its responsibilities, the Audit Committee has reviewed and discussed, with Axesstel’s management and the independent auditors, the audited consolidated financial statements in our Annual Report on Form 10-KSB for the year ended December 31, 2005. The Audit Committee has also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees.”

Pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Audit Committee received the written disclosures and letter from the independent auditors, and discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in Axesstel’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

Submitted by the Audit Committee of the Board

AUDIT COMMITTEE

Jai Bhagat (Chair)

Åke Persson

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of June 1, 2006 by:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each executive officer listed in the Summary Compensation Table;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

The percentage of beneficial ownership is based on 22,640,089 shares outstanding on June 1, 2006. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 1, 2006 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address:(1)	Number of Shares Beneficially Owned	Percent of Class
5% or Greater Stockholders:

Entities affiliated with ComVentures(2) 305 Lytton Avenue Palo Alto, CA 94301	3,817,105	16.9%

Entities affiliated with Stephens Investment Management, LLC(3) One Sansome Street, Suite 2900 San Francisco, CA 94104	2,353,600	10.4%

Entities affiliated with Weiss, Peck & Greer Investments(3) 909 Third Avenue New York, NY 10022	1,673,697	7.4%

Entities affiliated with Potomac Capital Management(3) 825 Third Avenue, 33rd Floor New York, New York 10022	1,383,100	6.1%

Directors and Executive Officers:
Mike H.P. Kwon(4)	3,540,885	15.3%
David Morash(5)	610,000	2.6%
H. Clark Hickock(6)	300,000	1.3%
Lixin Cheng(7)	280,000	1.2%
Patrick Gray(8)	105,000	*
Jai Bhagat	45,000	*
Osmo A. Hautanen	45,000	*
Bryan B. Min	45,000	*
Åke Persson	45,000	*
Marvin Tseu	10,000	*
Seung Taik Yang	45,000	*
All current executive officers and directors as a group (10 persons)(9)	4,460,885	18.8%

*	Less than one percent.
(1)	Except as otherwise indicated, the address for each beneficial owner is 6815 Flanders Drive, Suite 210, San Diego, California 92121.
(2)	Includes 3,580,468 shares held by ComVentures V, L.P.; 221,987 shares held by ComVentures V-B CEO Fund, L.P.; and 14,650 shares held by ComVentures V Entrepreneurs’ Fund, L.P. ComVen V, LLC is the general partner of each of the foregoing entities. Roland Van der Meer, a partner with Com Ventures, served as a member of our Board during fiscal 2005.
(3)	Based solely upon Schedule 13D filings made with the SEC by Stephens Investment Management LLC; Weiss, Peck & Greer Investments; and Potomac Capital Management on January 13, 2006, February 15, 2006 and December 8, 2005, respectively.
(4)	Shares of common stock beneficially owned include 518,151 shares subject to options and warrants exercisable within 60 days of June 1, 2006. Mr. Kwon is our Founder and Honorary Chairman.
(5)	Shares of common stock beneficially owned include 516,667 shares subject to options exercisable within 60 days of June 1, 2006. Mr. Morash resigned from his position as President and Chief Financial Officer on December 5, 2005.
(6)	Shares of common stock beneficially owned include 270,000 shares subject to options exercisable within 60 days of June 1, 2006. Mr. Hickock is our Chief Operating Officer.
(7)	Shares of common stock beneficially owned include 250,000 shares subject to options exercisable within 60 days of June 1, 2006. Mr. Cheng resigned from his position as our Chief Sales Officer effective July 15, 2006.
(8)	Shares of common stock beneficially owned include 100,000 shares subject to options exercisable within 60 days of June 1, 2006. Mr. Gray is our Senior Vice President Finance and Corporate Controller.
(9)	Shares beneficially owned include shares subject to options and warrants exercisable within 60 days of June 1, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table describes our equity compensation plans as of December 31, 2005:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by our stockholders	347,000		$3.49	1,472,607
Equity compensation plans not approved by our stockholders	6,676,757	(1)	$0.78	0

(1)	Includes (i) options to purchase 1,749,527 shares of common stock with a weighted average exercise price of $0.21 per share, all of which options were granted pursuant to the 2001 Stock Option Plan of Axesstel California and assumed by us in connection with the Corporate Combination Agreement between our company (then known as Miracom Industries, Inc.) and Axesstel California; (ii) options to purchase 2,010,902 shares of common stock granted pursuant to our stock option plans established by our board of directors in September 2002, March 2003 and September 2003 with a weighted average exercise price of $1.83 per share; (iii) 320,000 shares of common stock subject to warrants issued to various consultants in 2002 and 2003 with a weighted average exercise price of $2.50 per share; (iv) 200,000 shares of common stock subject to a warrant with an exercise price of $.60 per share issued to Jimmy Sung, our President and Chairman prior to our acquisition of Axesstel California, in September 2002 for services rendered; and 63,290 shares of common stock subject to warrants issued to a finder in March 2004 and August 2004 for services rendered. Also includes (i) 1,122,671 shares of common stock subject to a warrant issued to Mike HP Kwon with an exercise price of $0.07 per share, and (ii) 1,210,367 shares of common stock subject to a warrant issued to Satoru Yukie, our former Chief Executive Officer, with an exercise price of $0.07 per share, both of which warrants were assumed by our company in connection with the Corporate Combination Agreement between Miracom and Axesstel California.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended December 31, 2005, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that one report, covering one transaction, was filed late by Mike H.P. Kwon.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from us by contacting the Secretary at Axesstel, Inc., 6815 Flanders Drive, Suite 210, San Diego, California 92121 or at (858) 625-2100. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by August 4, 2006.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

By Order of the Board of Directors

Patrick Gray

Senior Vice President, Finance, Controller and Secretary

July 17, 2006

APPENDIX A

AXESSTEL, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

(adopted June 16, 2005)

1. STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Axesstel, a Nevada corporation (the “Company”), and how the Committee carries out those responsibilities, including the structure, processes and membership requirements. The primary function of the Committee is to assist the Board in fulfilling its financial oversight responsibilities by reviewing and reporting to the Board upon (i) the financial reports and other financial information provided by the Company to the committee; (ii) the company’s policies regarding finance, accounting, specified legal compliance and ethics that management and the Board have established, including the Company’s Whistleblower Protection Policy; and (iii) the Company’s auditing (internal and external), accounting and financial reporting processes in general. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s financial policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	Serve as an independent and objective party to monitor the Company’s policies for internal control systems;

•	Retain the independent auditors, review and appraise their independence, qualifications and performance and approve the terms of engagement for audit service and non-audit services; and

•	Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board.

The Committee will primarily fulfill these responsibilities, and others as may be prescribed by the Board from time to time, by carrying out the activities enumerated in Section 4 of this Charter. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and each such registered public accounting firm shall report directly to the Committee.

Notwithstanding the foregoing, the Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of information it receives, discusses with the accountants and the experience of the Committee members in business, financial and accounting matters.

2. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall satisfy the independence standards specified in Section 121A of the AMEX Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934. This Charter shall be deemed to incorporate automatically any changes or updates to such requirements.

All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement; and at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background resulting in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, at least one member of the Committee must qualify as an “audit committee financial expert,” as defined by applicable rules and regulations of the Securities and Exchange Commission.

The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. The Chairman of the Committee shall be nominated by the Nominating and Corporate Governance Committee and shall be appointed by the Board of Directors.

3. MEETINGS

The Committee shall meet at least four times annually or more frequently as conditions dictate. The Committee shall meet with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee may elect to meet with the independent auditors and management on a quarterly basis to review the Company’s financial statements consistent with Section 4.1.5., below, or more frequently as conditions dictate. Members of the Committee and the Company’s legal counsel should attend all meetings, if possible.

4. PROCESSES

To fulfill its responsibilities and duties the Committee shall:

4.1 Documents/Reports to Review

4.1.1 Review and reassess the charter’s adequacy periodically, as conditions dictate.

4.1.2 Review the Company’s annual audited financial statements, including a discussion of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

4.1.3 Review the regular Management Letter to management prepared by the independent auditors and management’s response.

4.1.4 Provide appropriate review and oversight of related-party transactions to identify potential conflicts of interest or improprieties.

4.1.5 Review the interim financial statements with financial management and the independent auditors prior to the filing of the Company’s Form 10-Ks and Form 10-Qs, including a discussion of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. These meetings should include a discussion of the independent auditors’ judgment of the quality of the Company’s accounting and any uncorrected misstatements as a result of the auditors’ quarterly review.

4.1.6 Based on the review and discussions referred to in Sections 4.1.2, 4.1.5 and 4.2.2, determine whether to recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

4.1.7 Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented. Copies of the minutes should also be made available to the independent accountants.

4.1.8 Review the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

4.2 Independent Auditors

4.2.1 Select the independent auditors, considering independence and effectiveness.

4.2.2 Obtain from the independent auditors a formal written statement delineating all relationships between the auditors and the Company and actively engage in dialogue with the independent auditors with respect to (i) the matters required to be discussed by Statement on Accounting Standards No. 61, as amended; (ii) any relationships or services that may impact auditor objectivity and independence (consistent with Independence Standards Board Standard No. 1); and (iii) any potential impact on the independent auditor’s objectivity and independence.

4.2.3 Take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

4.2.4 Review and approve the scope of the independent auditor’s audit examination prior to the annual audit. Review and approve audit fees agreed to by management and the extent of non-audit services to be provided by the independent auditors, in relation to the objectivity required in the audit, specifically excluding tax planning and strategy services, which shall in no case be provided by the independent auditors.

4.2.5 Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

4.2.6 Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

4.2.7 Reaffirm that the independent auditors are ultimately accountable to the Board and the Committee.

4.2.8 Pre-approve the hiring by the Company of any prospective employee that has previously been an employee of the independent auditors.

4.2.9 Obtain from the independent auditors assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

4.2.10 Pre-approve all audit and non-audit services by the Company’s independent auditors as required by Rule 2-01(c)(7) of Regulation S-X. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

4.3 Financial Reporting Processes

4.3.1 In consultation with the independent auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

4.3.2 Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

4.3.3 Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management.

4.3.4 Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

4.4 Process Improvement

4.4.1 Review with management and the independent auditors any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

4.4.2 Review with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

4.4.3 Review any significant disagreement between management and the independent auditors in connection with the preparation of the financial statements.

4.4.4 Review with management and the independent auditors the effect on the Company’s accounting and reporting policies of any significant new pronouncements of the accounting profession and other regulatory agencies.

4.4.5 Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

4.4.6 Provide oversight and review the Company’s asset management policies, including an annual review of the Company’s investment policies for cash and short-term investments.

4.5 Ethical and Legal Compliance

4.5.1 Review whether management has set an appropriate corporate “tone” for quality financial reporting, sound business practices and ethical behavior.

4.5.2 Review whether management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

4.5.3 Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.5.4 Review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.5.5 Through its administration of the Company’s Whistleblower Protection Policy, establish, review and approve the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and recommend the adoption, as necessary, of appropriate remedial measures or actions with respect to such complaints or concerns.

4.5.6 If necessary, initiate special investigations, and if appropriate, hire special counsel or experts to assist the Committee. In this regard, and notwithstanding any limitations contained elsewhere in this Charter, the Committee shall have the authority, without the prior approval of the other members of the Board, to expend such Company resources as it deems necessary and appropriate to fulfill its responsibilities.

4.5.7 Conduct an annual Committee self-evaluation, which evaluation shall include an annual evaluation of this Charter and the presentation of a report to the Board at the Board’s annual meeting of the results of the Committee’s evaluation, including any recommendations for changes to this Charter.

4.5.8 Take any other actions consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

5. FUNDING

The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (2) compensation to any advisors employed by the Committee pursuant to this Charter; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

AXESSTEL, INC.

THIS PROXY RELATES TO AN ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD

August 16, 2006

The undersigned hereby appoints MIKE H.P. KWON and H. CLARK HICKOCK or either of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock of Axesstel, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AXESSTEL, INC. (the “Company”) to be held at 10:00 a.m. (local time) at the offices of the Company, located at 6815 Flanders Drive, Suite 210, San Diego, CA 92121, on August 16, 2006 and any postponements, continuations and adjournments thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL ONE AND AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THERE ARE TWO WAYS TO VOTE YOUR PROXY:

1.	VOTE BY INTERNET

Voting by Internet is fast, convenient and your vote is immediately confirmed and posted. Follow these four easy steps:

•	Read the accompanying Proxy Statement and this Proxy Form
•	Go the website www.transferonline.com
•	Enter your Voter Authorization Code located on the Proxy Form above your name
•	Follow the instructions provided

2.	VOTE BY MAIL

Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided or return it to Axesstel, Inc., c/o Transfer Online, Inc., 317 Alder, 2nd Floor, Portland, OR 97204.

If you vote by Internet, please do not mail your Proxy Form.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL ONE: To elect the below-named three nominees as Class I directors to serve until Axesstel’s 2009 annual meeting of stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:	Jai Bhagat, Osmo A. Hautanen and Dr. Seung Taik Yang

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

This proxy has been solicited by or for the benefit of the board of directors of the Company. I understand that I may revoke this proxy only by written instructions to that effect, signed and dated by me, which must be actually received by the Company prior to commencement of the Annual Meeting.

DATED:	_________________________	, 2006	Signature	___________________________________________

			Print Name	___________________________________________

IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN

			Signature	___________________________________________

			Print Name	___________________________________________

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.)

I will be attending the meeting   ☐